EXHIBIT 99.01

Investor Contact:	Trade Press Contact:
Michael Magaro	David Viera
Investor Relations	Director of Corporate Communications
(925) 290-4949	(925) 290-4681
ir@formfactor.com	dviera@formfactor.com

FormFactor Announces Resignation of Chief Financial Officer

LIVERMORE, Calif.—February 25, 2008 — FormFactor, Inc. (Nasdaq:FORM - News) announced today that Ronald C. Foster, the company’s chief financial officer, has decided to leave the company to pursue other business opportunities. Mr. Foster will remain with the company during a transition period as the company undertakes a search to find a new chief financial officer.

Dr. Igor Khandros, chief executive officer of FormFactor, stated “the company expresses its thanks to Ron for his contributions and accomplishments over the past three years as our chief financial officer.  We wish Ron well with his future endeavors.”

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.